   =========================================================================

                          PURCHASE AND SALE AGREEMENT

   =========================================================================


                                  By and Among

                         El Paso Energy Partners, L.P.

                                      and

                        El Paso Energy Partners Company
                                   (Sellers)

                                      and

                       Enterprise Products Operating L.P.
                                    (Buyer)


                     ======================================

                          Covering the Acquisition of


      Sailfish Pipeline Company, L.L.C. and Moray Pipeline Company, L.L.C.
                              (Acquired Companies)


                     ======================================


                 Relating to the Acquisition of an Interest in

                 Manta Ray Offshore Gathering Company, L.L.C.,
                       Nautilus Pipeline Company, L.L.C.,
                       Neptune Pipeline Company, L.L.C.,
                   Ocean Breeze Pipeline Company, L.L.C., and
                         Nemo Gathering Company, L.L.C.
                             (Operating Companies)


                     ======================================


                                December 8, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
1.  Definitions.............................................................1

2.  Purchase and Sale.......................................................9
    (a)   Sale of Acquired Interest.........................................9
    (b)   Purchase Price....................................................9
    (c)   The Closing......................................................10
    (d)   Deliveries at the Closing........................................10
    (e)   Acquired Company Obligations Assumption..........................10
    (f)   Post-Closing Adjustment..........................................10
    (g)   Acquired Company Excluded Assets.................................12

3.  Representations and Warranties Concerning the Transaction..............13
    (a)   Representations and Warranties Concerning the Partnership and
          the General Partner..............................................13
    (b)   Representations and Warranties of the Buyer......................14

4.  Representations and Warranties Concerning each Acquired Company and
    Operating Company......................................................16
    (a)   Organization, Qualification, Company Power, Capitalization.......16
    (b)   Noncontravention.................................................16
    (c)   Brokers' Fees....................................................17
    (d)   Title to Tangible Assets.........................................17
    (e)   Financial Statements.............................................17
    (f)   Material Change..................................................18
    (g)   Legal Compliance.................................................19
    (h)   Tax Matters......................................................19
    (i)   Contracts and Commitments........................................20
    (j)   Litigation.......................................................20
    (k)   Environmental Matters............................................20
    (l)   Permits..........................................................21
    (m)   Employee Matters.................................................22
    (n)   Disclaimer of Representations and Warranties Concerning Personal
          Property, Equipment, and Fixtures................................22
    (o)   Operator.........................................................22
    (p)   Acquired Company Operations......................................22

5.  Pre-Closing Covenants..................................................22
    (a)   General..........................................................22
    (b)   Notices and Consents.............................................23
    (c)   Operation of Business............................................23
    (d)   Full Access......................................................24

    (e)   Intercompany Transactions........................................25
    (f)   Partnership Loan Document Obligations and Liens..................25

6.  Post-Closing Covenants.................................................25
    (a)   General..........................................................25
    (b)   Litigation Support...............................................25
    (c)   Surety Bonds; Guarantees.........................................25
    (d)   Delivery and Retention of Records................................26
    (e)   Removal of Decals, Logos and Signs...............................26
    (f)   Governmental Approvals...........................................26

7.  Conditions to Obligation to Close......................................26
    (a)   Conditions to Obligation of the Buyer............................26
    (b)   Conditions to Obligation of the Sellers..........................27

8.  Remedies for Breaches of this Agreement................................28
    (a)   Survival of Representations, Warranties and Certain Covenants....28
    (b)   Indemnification Provisions for Benefit of the Buyer..............28
    (c)   Indemnification Provisions for Benefit of the Sellers............30
    (d)   Matters Involving Third Parties..................................31
    (e)   Determination of Amount of Adverse Consequences..................31
    (f)   Tax Treatment of Indemnity Payments..............................32

9.  Tax Matters............................................................32
    (a)   Post-Closing Tax Returns.........................................32
    (b)   Pre-Closing Tax Returns..........................................32
    (c)   Straddle Periods.................................................32
    (d)   Straddle Returns.................................................32
    (e)   Claims for Refund................................................33
    (f)   Indemnification..................................................33
    (g)   Cooperation on Tax Matters.......................................33
    (h)   Certain Taxes....................................................34
    (i)   Confidentiality..................................................34
    (j)   Audits...........................................................34
    (k)   Control of Proceedings...........................................34
    (l)   Powers of Attorney...............................................35
    (m)   Remittance of Refunds............................................35
    (n)   Purchase Price Allocation........................................35
    (o)   Closing Tax Certificate..........................................35

10. Termination............................................................35
    (a)   Termination of Agreement.........................................35
    (b)   Effect of Termination............................................36

11. Miscellaneous..........................................................37
    (a)   Insurance........................................................37

    (b)   Press Releases and Public Announcements..........................37
    (c)   No Third Party Beneficiaries.....................................38
    (d)   Succession and Assignment........................................38
    (e)   Counterparts.....................................................38
    (f)   Headings.........................................................38
    (g)   Notices..........................................................38
    (h)   Governing Law....................................................39
    (i)   Amendments and Waivers...........................................39
    (j)   Severability.....................................................39
    (k)   Transaction Expenses.............................................39
    (l)   Construction.....................................................40
    (m)   Incorporation of Exhibits and Schedules..........................40
    (n)   Entire Agreement.................................................40
    (o)   FTC Authorization................................................40



Exhibit A: Form of Assignment of Membership Interest
Exhibit B: Form of Guaranty

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of December 8, 2000 is by and among El Paso Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), El Paso Energy Partners Company, a Delaware corporation (the "General Partner" and, together with the Partnership, the "Sellers") and Enterprise Products Operating L.P., a Delaware limited partnership (the "Buyer"). The Partnership, the General Partner and the Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Partnership owns a 98.9899% membership interest (the "Partnership Membership Interest") in each of Sailfish Pipeline Company, L.L.C., a Delaware limited liability company ("Sailfish"), and Moray Pipeline Company, L.L.C., a Delaware limited liability company ("Moray" and Sailfish, each an "Acquired Company");

         WHEREAS, the General Partner, owns a 1.0101% membership interest (the "General Partner Membership Interest" and, together with the Partnership Membership Interest, the "Acquired Interest") in each Acquired Company;

         WHEREAS, Sailfish owns a 25.67% membership interest in each of Neptune Pipeline Company, L.L.C. ("Neptune"), a Delaware limited liability company, and Ocean Breeze Pipeline Company, L.L.C. ("Ocean Breeze"), a Delaware limited liability company, which together own a 100% membership interest in each of Manta Ray Offshore Gathering Company, L.L.C. ("Manta Ray"), a Delaware limited liability company, and Nautilus Pipeline Company, L.L.C. ("Nautilus"), a Delaware limited liability company;

         WHEREAS, Moray owns a 33.92% membership interest in Nemo Gathering Company, L.L.C., a Delaware limited liability company ("Nemo" and Neptune, Ocean Breeze, Manta Ray and Nautilus, each an "Operating Company"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase, and each of the Partnership and the General Partner will sell, all of its respective rights, title and interests in and to the Acquired Interest in return for the consideration specified herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Acquired Company" has the meaning set forth in the Recitals.

         "Acquired Company Excluded Assets" has the meaning set forth in
Section 2(g).

          "Acquired Company Obligations" has the meaning set forth in Section 2(e).

          "Acquired Interest" has the meaning set forth in the Recitals.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8 of this Agreement), exemplary, special or consequential damages.

         "Adverse Environmental Event" means any breach of any representation or warranty of (i) the Partnership contained in Section 4(k) herein and (ii) the Holding Company contained in Section 4(k) of the Stingray/West Cameron Purchase Agreement.

         "Adverse Event" means any breach of any representation, warranty or covenant of (i) the Sellers contained herein (other than the covenants in Section 2 and the representations and warranties in Sections 3(a), 4(k) and 4(p)) and (ii) the Holding Company contained in the Stingray/West Cameron Purchase Agreement (other than the covenants in Section 2 and the representations and warranties in Sections 3(a), 4(k) and 4(p)).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Aggregate Purchase Price" means an amount equal to the sum of the Purchase Price as defined in this Agreement and the "Purchase Price" as defined in the Stingray/West Cameron Purchase Agreement.

         "Agreement" has the meaning set forth in the preface.

         "Assignment of Membership Interest" means the assignment of membership interest in the form of Exhibit A.

         "Audited Financial Statements" has the meaning set forth in Section
4(e).

         "Balance Sheet Date" has the meaning set forth in Section 4(e).

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates and its and their officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents and representatives.

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Confidentiality Agreement" means the Confidentiality Agreement between the Buyer and the Partnership dated October 16, 2000.

         "Deductible Amount" means an aggregate amount equal to 1% of the Aggregate Purchase Price.

         "EBITDA" means earnings before interest, taxes, depreciation and amortization, as determined and calculated in accordance with GAAP.

         "El Paso Energy Marks" means the name "El Paso Energy" and other trademarks, service marks, and trade names owned by El Paso Energy Corporation and its respective Affiliates.

         "Encumbrance" means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, easement or right-of-way.

         "Environmental Law" or "Environmental Laws" has the meaning set forth in Section 4(k).

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "Financial Data" has the meaning set forth in Section 4(e).

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means generally accepted accounting principles in the United States consistently applied.

         "General Partner" has the meaning set forth in the preface.

         "General Partner Membership Interest" has the meaning set forth in the Recitals.

         "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Guaranty" means the guaranty in the form of Exhibit B.

         "Hazardous Substances" means all materials, substances and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "Holding Company" means Deepwater Holdings, L.L.C., a Delaware limited liability company.

         "Indebtedness for Borrowed Money" means other than Permitted Encumbrances and the Partnership Loan Documents, all obligations of Sailfish or Moray to third persons for borrowed money relating to (a) any capital lease obligation, (b) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit (other than obligations under standby letters of credit securing performance under contracts or agreements of the Sellers or their Affiliates), or (c) any guarantee with respect to indebtedness for borrowed money (of the kind otherwise described in this definition) of another Person, but excluding indebtedness among the Sellers, their partners or their Affiliates on the one hand, and Sailfish or Moray on the other.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Knowledge" means, in the case of the Partnership, the actual knowledge of the individuals listed on Schedule 1(b) hereto without independent investigation or inquiry and, in the case of the Buyer, the actual knowledge of the individuals listed on Schedule 1(c) hereto without independent investigation or inquiry.

         "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Legal Right" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with any Operating Company, including, without limitation, any Organizational Documents thereof or contracts, agreements or arrangements related thereto, constitute a violation, termination or breach of, or require any payment or termination under, any contract or agreement, applicable Law, fiduciary, quasi-fiduciary or similar duty or any other obligation of or by any (i) of the Partnership, any Acquired Company or the General Partner or (ii) Affiliate of any Person described in (i) above.

         "Manta Ray" has the meaning set forth in the Recitals.

         "Manta Ray Agreement" means the certain Letter Agreement Regarding Platforms at Ship Shoal Block 332 and South Timbalier Block 292 among Manta Ray Gathering Company, L.L.C., Shell Seahorse Company, Shell Gas Transmission, LLC, Marathon Gas Transmission Inc. and Manta Ray, dated as of the date of this Agreement, as the same may be amended from time to time.

         "Material Adverse Effect" means any change or effect that, individually or in the aggregate with other changes or effects, is materially adverse to the businesses, operations and properties of each Acquired Company and Operating Company taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline industry generally (including, but not limited to, the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Merger Agreement" means that certain Agreement and Plan of Merger dated as of January 17, 2000 by and between El Paso Energy Corporation, El Paso Merger Company and The Coastal Corporation, as amended, restated, supplemented or otherwise modified from time to time.

         "Moray" has the meaning set forth in the Recitals.

         "Nautilus" has the meaning set forth in the Recitals.

         "Nemo" has the meaning set forth in the Recitals.

         "Neptune" has the meaning set forth in the Recitals.

         "Net Decrease Amount" has the meaning set forth in Section 2(b)(ii).

         "Net Increase Amount" has the meaning set forth in Section 2(b)(ii). "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ocean Breeze" has the meaning set forth in the Recitals.

         "Operating Company" has the meaning set forth in the Recitals.

         "Ordinary Course of Business" means the ordinary course of business consistent with the affected party's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Partnership" has the meaning set forth in the preface.

         "Partnership Loan Documents" means (i) the Fourth Amended and Restated Credit Agreement among the Partnership, El Paso Energy Partners Finance Corporation, The Chase

Manhattan Bank, as Administrative Agent, and the several lenders from time to time parties thereto, dated as of March 23, 1995, as amended and restated through June 30, 2000, and all agreements, documents and instruments executed or delivered in connection therewith or otherwise related thereto, and (ii) the Indenture among the Partnership, El Paso Energy Partners Finance Corporation (formerly Leviathan Finance Corporation), the subsidiaries party thereto and Chase Bank of Texas, as Trustee, dated as of May 27, 1999 as amended, and all agreements, documents and instruments executed or delivered in connection therewith or otherwise related thereto.

         "Partnership Membership Interest" has the meaning set forth in the Recitals.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permits" has the meaning set forth in Section 4(l).

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Subject Asset in any manner including all applicable Laws; (iii) mechanic's, materialmen's, and similar liens; (iv) any liens or other Encumbrances created pursuant to operating, farmout, construction, operation and maintenance, space lease or similar agreements or the Organizational Documents of any Acquired Company or Operating Company; and
(v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including, without limitation, any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed by any Acquired Company with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed with respect to any Acquired Company with respect to a Pre-Closing Tax Period.

          "Proportionate Share" means (i) with respect to Sailfish, 25.67% for each Operating Company other than Nemo and (ii) with respect to Moray, 33.9% for Nemo.

         "Proposed Closing Statement" has the meaning set forth in Section 2(f)(i).

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Purchase Price Adjustment Date" means the last day of the month immediately preceding the month in which the Closing occurs.

         "Purchase Price Decreases" means the following: (i) the amount, if any, of all current liabilities of each Acquired Company as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP,
(ii) the amount, if any, of all Indebtedness for Borrowed Money of each Acquired Company as of the Purchase Price Adjustment Date, (iii) the amount, if any, of all dividends and/or distributions made by each Acquired Company to its Equity Interest holders between the Purchase Price Adjustment Date and the Closing Date, (iv) the amount, if any, of all outstanding current receivables of any Acquired Company from the Sellers and any of their Subsidiaries which must be satisfied and discharged prior to Closing pursuant to Section 5(e), and
(v) the negative difference, if any, between the aggregate amount of capital expenditures made by either the Partnership or any of its Affiliates either into Moray (which capital expenditures are contributed by Moray into Nemo), or directly into Nemo, minus $9 million.

         "Purchase Price Increases" means the following: (i) the amount, if any, of all current assets of each Acquired Company as of the Purchase Price Adjustment Date, as determined and calculated in accordance with GAAP, (ii) the amount, if any, of Reimbursable Capital Expenditures, (iii) the amount, if any, of all outstanding current payables of any Acquired Company to the Sellers or any of their Subsidiaries which must be satisfied and discharged prior to Closing pursuant to Section 5(e), (iv) the amount, if any, of each Acquired Company's Proportionate Share of each Operating Company's EBITDA from September 30, 2000 through the Purchase Price Adjustment Date, (v) the amount, if any, of any capital expenditures made by either the Partnership or any of its Affiliates either into Moray (which capital expenditures are contributed by Moray into Nemo), or directly into Nemo, in excess of an aggregate $9 million, and (vi) interest at a rate of 10% per annum compounded daily on the Purchase Price amount from the Purchase Price Adjustment Date through the Closing Date.

         "Records" has the meaning set forth in Section 6(d).

         "Reimbursable Capital Expenditures" means all capital expenditures, as determined in accordance with GAAP, made by Sailfish between September 30, 2000 and the Purchase Price Adjustment Date that (i) are permitted pursuant to
Section 5(c), and (ii) are not incurred to repair or replace damaged, destroyed or worn out equipment or facilities.

         "Retained E-Mail" means all electronic mail and other computer based communications stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Partnership, the General Partner, El Paso Energy Corporation, any Acquired Company or any Affiliate of any such Person.

         "Rights of First Refusal" means, to the extent they apply to any transaction under this Agreement, the rights granted to the members of (i) each of Neptune and Ocean Breeze under Section 3.6 of each of the respective Organizational Documents of such company and (ii) Nemo under Section 3.5 of the Organizational Documents of such company.

          "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Seller" and "Sellers" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, the Sellers, El Paso Energy Corporation, and each of their respective Affiliates (other than each Acquired Company and Operating Company) and each of their respective officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents, and representatives.

         "Stingray/West Cameron Purchase Agreement" means that certain Purchase and Sale Agreement, by and among the Holding Company, the Buyer and Shell Gas Transmission, LLC, dated as of the date of this Agreement, relating to the acquisition of Stingray Pipeline Company, L.L.C., West Cameron Dehydration Company, L.L.C., and East Breaks Gathering Company, L.L.C., as the same may be amended from time to time.

          "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Asset(s)" means (i) any or all of the assets of each Acquired Company other than the Acquired Company Excluded Assets, and (ii) any or all of the assets of each Operating Company, excluding the Ship Shoal Block 332 Platform and the South Timbalier Block 292 Platform.

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Partnership, the General Partner, any Acquired Company or any Affiliates of any of the foregoing maintain (i) for any Acquired Company or Operating Company with respect to its assets and operations, or (ii) covering any of the Subject Assets.

          "Subsidiary" means, with respect to any relevant Person, any other Person that is (directly or indirectly) controlled and more than 90%-owned (directly or indirectly) by the relevant Person.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to each Acquired Company; and to the extent in the possession of any Acquired Company or the Sellers, each Operating Company and the Subject Assets.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "Transaction Documents" has the meaning set forth in Section 3(a)(ii).

         2. Purchase and Sale.

         (a) Sale of Acquired Interest. Subject to the terms and conditions of this Agreement, (i) the Partnership agrees to sell to the Buyer, and the Buyer agrees to purchase from the Partnership, all of the Partnership's right, title and interest in and to the Acquired Interest, and (ii) the General Partner agrees to sell to the Buyer, and the Buyer agrees to purchase from the General Partner, all of the General Partner's right, title and interest in and to the Acquired Interest, which Acquired Interest consists of:

                  (x) all of the Partnership's right, title and interest in and to the Partnership Membership Interest, which membership interest is evidenced by Certificate No. 2 (representing the membership interest in Sailfish) and Certificate No. 1 (representing the membership interest in Moray) and which represents the sole managing membership interest of each Acquired Company, and

                  (y) all of the General Partner's right, title and interest in and to the General Partner Membership Interest, which membership interest is evidenced by Certificate No. 1 (representing the membership interest in Sailfish) and Certificate No. 2 (representing the membership interest in Moray).

         (b) Purchase Price.

                  (i) In consideration for the sale of the Acquired Interest, the Buyer agrees to pay to the Partnership at the Closing $87 million (the "Purchase Price") payable by wire transfer of immediately available funds to one or more bank accounts designated in a written notice by the Partnership to the Buyer at least three business days prior to the Closing Date. The Partnership and the General Partner will share the Purchase Price among themselves.

                  (ii) At the Closing, (x) an additional payment will be made by the Buyer to the Partnership of the amount, if any, by which Purchase Price Increases as set forth on the Proposed Closing Statement exceed Purchase Price Decreases as set forth on the Proposed Closing Statement (any such amount, the "Net Increase Amount") and (y) a payment will be made by the Partnership to the Buyer of the amount, if any, by which Purchase Price Decreases as set forth on the Proposed Closing Statement exceed Purchase Price Increases as set forth on the Proposed Closing Statement (any such amount, the "Net Decrease Amount").

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Partnership, commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyer and the Partnership may mutually determine (the "Closing Date").

         (d) Deliveries at the Closing. At the Closing, (i) the Partnership will deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o), (ii) the Buyer will deliver to the Partnership the various certificates, instruments, and documents referred to in
Section 7(b), (iii) the Partnership and the Buyer will execute and deliver to each other the Assignment of Membership Interest covering the Partnership Membership Interest, (iv) the General Partner and the Buyer will execute and deliver to each other the Assignment of Membership Interest covering the General Partner Membership Interest, (v) the Partnership and the Buyer shall execute a letter agreement, dated as of the Closing Date, terminating the Confidentiality Agreements as of the Closing Date, (vi) the Buyer will execute and deliver to the Partnership the Guaranty, (vii) the Buyer will deliver to the Partnership the Purchase Price, (viii) the Buyer will deliver to the Partnership the Net Increase Amount, if any, set forth on the Proposed Closing Statement, and (ix) the Partnership will deliver to the Buyer the Net Decrease Amount, if any, set forth on the Proposed Closing Statement.

         (e) Acquired Company Obligations Assumption. The Buyer acknowledges and agrees that, following the Closing, each Acquired Company shall remain obligated for its Obligations (the "Acquired Company Obligations"), and each Acquired Company shall fully and timely pay, perform, and discharge in accordance with its terms the Acquired Company Obligations from and after the Closing. Notwithstanding the foregoing sentence, nothing in this Section 2(e) is intended to limit or in any way restrict the indemnity rights of the Buyer provided under Section 8.

         (f) Post-Closing Adjustment.

                  (i) At least three business days prior to the Closing Date, the Partnership shall cause to be prepared and delivered to the Buyer a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Partnership's good faith estimate of the Purchase Price Increases and the Purchase Price Decreases. As soon as practicable, but in any event no later than 60 days following the Closing Date, the

         Partnership shall cause to be prepared and delivered to the Buyer a statement of the actual Purchase Price Increases and Purchase Price Decreases as of the Purchase Price Adjustment Date (such statement, as it may be adjusted pursuant to Section 2(f)(ii), the "Closing Statement").

                  (ii) Upon receipt of the Closing Statement, the Buyer and the Buyer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyer shall deliver to the Partnership a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Buyer does not raise objections within such period, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Buyer does raise objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Buyer's receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Buyer and the Partnership who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Partnership.

                  (iii) If the Net Increase Amount as set forth on the Closing Statement exceeds Net Increase Amount as set forth on the Proposed Closing Statement, the Buyer shall pay the Partnership the amount of such excess. If the Net Increase Amount as set forth on the Proposed Closing Statement exceeds the Net Increase Amount as set forth on the Closing Statement, the Partnership shall pay the Buyer the amount of such excess. If the Net Decrease Amount as set forth on the Closing Statement exceeds the Net Decrease Amount set forth on the Proposed Closing Statement, the Partnership shall pay the Buyer the amount of such excess. If the Net Decrease Amount as set forth on the Proposed Closing Statement exceeds the Net Decrease Amount as set forth on the Closing Statement, the Buyer shall pay the Partnership the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Partnership, or to be paid by the Partnership to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Buyer's objections thereto, pursuant to Section 2(f)(ii).

                  (iv) Any payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Partnership, as the case may be, as may be designated by the Buyer or the Partnership, as the case may be. If payment is being made after the fifth business day referred to in Section 2(f)(iii), the amount of the payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to 10%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                  (v) The Buyer agrees that, following the Closing, it shall not take any actions with respect to any Acquired Company's accounting books, records, policies and procedures that would obstruct or prevent the preparation of the Closing Statement as provided in this Section 2(f). The Buyer shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Partnership, or, if requested, to the Partnership's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(f)(ii).

                  (vi) Except as set forth in Section 2(f)(ii), the Buyer and the Partnership shall each bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

         (g) Acquired Company Excluded Assets. Notwithstanding any other provision of this Agreement, the transactions contemplated by this Agreement exclude, and prior to the Closing Date the Partnership may cause any Acquired Company to transfer to the Partnership, any of its Affiliates or any other Person (other than any Acquired Company) without consideration, the following (all of which are referred to as the "Acquired Company Excluded Assets"):

                  (i) the assets listed or described on Schedule 2(g);

                  (ii) except to the extent contemplated in Section 11(a), all insurance policies and rights under any insurance policies in respect to any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy;

                  (iii) Retained E-Mail;

                  (iv) the El Paso Energy Marks; and

                  (v) all Tax Records.

         Notwithstanding anything to the contrary provided elsewhere in this Agreement, the Partnership's representations, warranties and covenants shall not apply to any of the items described in clauses (i) through (iv) of the immediately preceding sentence.

         3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties Concerning the Partnership and the General Partner. The Partnership hereby represents and warrants to the Buyer as follows:

                  (i) Organization of the Sellers. The Partnership is a limited partnership and the General Partner is a corporation, each of which is duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted.

                  (ii) Authorization of Transaction. Each of the Partnership and the General Partner has full power and authority (including full company power and authority) to execute and deliver this Agreement and the related documents (the "Transaction Documents") to which it is a party and to perform its obligations hereunder and thereunder. The Transaction Documents to which it is a party constitute the valid and legally binding obligation of each of the Partnership and the General Partner, enforceable against it in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), the Partnership and the General Partner need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                  (iii) Noncontravention. Except for prior approval of the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which either the Partnership or the General Partner is subject or any provision of its Organizational Documents or
         (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Partnership or the General Partner is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of either the Partnership or the General Partner to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. Neither the Partnership nor the General Partner has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (v) Capitalization of each Acquired Company. The Partnership and the General Partner own of record and beneficially all of the Acquired Interest, which interests are denominated below:

          In each Acquired Company:
          ------------------------

         Partnership       98.9899% sole managing member membership interest
         General Partner    1.0101% sole non-managing member membership interest
             Total        100.0000% membership interest


         The Acquired Interest constitutes 100% of the issued and outstanding Equity Interest of each Acquired Company and has been duly authorized, and is validly issued and fully paid and non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of each Acquired Company's jurisdiction of formation, and as created by the Organizational Documents of each Acquired Company, and liens created by the Partnership Loan Documents, (x) the Acquired Interest is held of record as set forth above, free and clear of restrictions on transfer and Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any Acquired Company. The Partnership is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any Equity Interest of any Acquired Company.

         (b) Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

                  (i) Organization of the Buyer. The Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted.

                  (ii) Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transaction Documents to which the Buyer is a party constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the FTC, if applicable.

                  (iii) Noncontravention. Except for the prior approvals of the FTC (if applicable) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

                  (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

                  (v) Investment. The Buyer is not acquiring the Acquired Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Acquired Interest, understands that this investment involves substantial risks, has adequately investigated each Acquired Company, Operating Company and the Acquired Interest, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Interest, and is able to bear the economic risks of such investment.

                  (vi) Financing. The Buyer has sufficient immediately available funds (excluding financing tied specifically to or secured primarily by any of the Acquired Interest or the Subject Assets) to enable it to make payment of the Purchase Price at Closing without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.

                  (vii) Partnership's Breach of Representation or Warranty. To the Buyer's Knowledge, there is no fact or circumstance that would cause the Partnership to be in material breach of any representation or warranty set forth in this Agreement.

         4. Representations and Warranties Concerning each Acquired Company and Operating Company. The Partnership hereby represents and warrants to the Buyer as follows:

         (a) Organization, Qualification, Company Power, Capitalization.

                  (i) Organization, Qualification and Company Power. Each Acquired Company (x) is a limited liability company duly organized and validly existing, under the Laws of the jurisdiction of its formation;
         (y) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The copies of the limited liability company agreements of each Acquired Company provided to the Buyer by the Partnership are full and complete copies of such agreements as in effect on the date of this Agreement.

                  (ii) Capitalization. Set forth on Schedule 4(a) for each Operating Company is (x) its name and jurisdiction of formation, and
         (y) the classes and holder(s) of Equity Interests created under its Organizational Documents. The Equity Interest in each Operating Company that is held by each Acquired Company has been duly authorized and is validly issued. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of each Acquired Company's jurisdiction of formation, as created by the Organizational Documents of each Operating Company, and liens created by the Partnership Loan Documents, and as described in Schedule 4(a)(ii), with respect to the Equity Interest in each Operating Company that is held by each Acquired Company, (A) it is held of record by such Acquired Company free and clear of restrictions on transfer and Encumbrances; and (B) there are no Commitments with respect to such Equity Interest, and (C) no Acquired Company is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any such Equity Interest.

                  (iii) Organization, Qualification and Company Power of each Operating Company. Each Operating Company (x) is a limited liability company duly organized and validly existing, under the Laws of the jurisdiction of its formation; (y) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Noncontravention. Except for the prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority (x) to which any Acquired Company or, to the Partnership's Knowledge, any Operating Company is subject or (y) to which any Subject Asset of any Acquired Company or, to the Partnership's Knowledge, any Subject Asset of any Operating Company is subject or any provision of the Organizational Documents of any Acquired Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement (a) to which any Acquired Company or, to the Partnership's Knowledge, any Operating Company is a party or by which it is bound or (b) to which any Subject Asset of any Acquired Company or, to the Partnership's Knowledge, any Subject Asset of any Operating Company is subject (or result in the imposition of any Encumbrance upon any of the Subject Assets of any Acquired Company or, to the Partnership's Knowledge, any of the Subject Assets of any Operating Company), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of the Partnership or the General Partner to consummate the transactions contemplated by this Agreement. Except for the prior approval of the FTC (if applicable), no Acquired Company or, to the Partnership's Knowledge, any Operating Company need give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of the Partnership or the General Partner to consummate the transactions contemplated by this Agreement.

         (c) Brokers' Fees. No Acquired Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (d) Title to Tangible Assets. The Subject Assets of any Acquired Company, and, to the Partnership's Knowledge, the Subject Assets of any Operating Company, are free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Encumbrances disclosed in Schedule 4(d)(i) and
(iii) Encumbrances which do not have a Material Adverse Effect. To the Partnership's Knowledge, Schedule 4(d)(ii) contains a summary description of certain of the principal tangible assets included in the Subject Assets of each Operating Company.

         (e) Financial Statements. Schedule 4(e) sets forth (i) audited financial statements for each of Neptune, Ocean Breeze and Nemo for the twelve month period ended December 31, 1999; (ii) an audited statement of income and cash flow for each of Manta Ray and Nautilus for the twelve month period ended December 31, 1999; (iii) an audited balance sheet for each of Manta Ray and Nautilus as of December 31, 1999 (the statements referred to in clauses (i) and (iii) are the "Audited Financial Statements"); (iv) an unaudited statement of income for each Acquired Company for the twelve month period ended December 31, 1999; (v) an unaudited balance sheet of each Acquired Company and Nemo as of September 30, 2000 (the "Balance Sheet Date"); (vi) an unaudited balance sheet for each of Neptune, Ocean Breeze, Manta Ray and Nautilus as of September 30, 2000; (vii) an unaudited statement of income of each Acquired Company for the nine month period ended September 30, 2000; (viii) an unaudited statement of income and cash flow for each of Manta Ray and Nautilus for the nine month period ended

September 30, 2000; (ix) unaudited statements of income and cash flow of Nemo for the nine month period ended September 30, 2000; and (x) unaudited statements of income and cash flow for each of Neptune and Ocean Breeze for the nine month period ended September 30, 2000 (collectively, the "Financial Data"). The Financial Data was prepared in accordance with GAAP (except as expressly set forth therein, the absence of footnotes (other than to the extent footnotes are included in Schedule 4(e)), and normal year-end adjustments) and fairly presents, in all material respects, the financial position and income, cash flows and owner's equity for each Acquired Company and Operating Company as of the dates and for the periods indicated. The Financial Data does not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, the absence of footnotes (other than to the extent footnotes are included in Schedule 4(e)), and normal year-end adjustments). None of the Acquired Companies has, or has had any lease obligations or contingent liabilities which, if the Financial Data relating to the Acquired Companies had contained footnotes, would have been required by GAAP to have been disclosed or reflected in such footnotes.

         (f) Material Change. Except as set forth in Schedule 4(f), since the Balance Sheet Date:

                  (i) there has not been any Material Adverse Effect;

                  (ii) the Subject Assets operated by the Partnership and its Affiliates have been operated and maintained in the Ordinary Course of Business in compliance with the standards which the Partnership operates its other offshore pipelines;

                  (iii) there has not been any damage, destruction or loss to any material portion of the Subject Assets of any Acquired Company or, to the Partnership's Knowledge, the Subject Assets of any Operating Company, whether or not covered by insurance, that would have a Material Adverse Effect;

                  (iv) there has been no issuance by any Acquired Company of any of its Equity Interests, or any repurchase or redemption by any Acquired Company of any of its Equity Interests;

                  (v) there has been no merger or consolidation of any Acquired Company with any other Person or acquisition by any Acquired Company of the Equity Interest or business of any other Person, nor any purchase, sale or lease of material assets included in the Subject Assets of any Acquired Company or, to the Partnership's Knowledge, the Subject Assets of any Operating Company;

                  (vi) there has been no borrowing of funds, agreement to borrow funds or guaranty by any Acquired Company except in the Ordinary Course of Business and except for under the Partnership Loan Documents and intercompany loans and transactions that will be satisfied or terminated pursuant to Section 5(e);

                  (vii) (A) neither the Partnership nor any Acquired Company has received any written notices from any customers, licensors, suppliers, distributors or sales representatives informing the Partnership or any Acquired Company that there has been a change in the relationship of any Acquired Company or Operating Company affecting any of the Subject Assets, except for changes that do not have a Material Adverse Effect, and (B) to the Partnership's Knowledge, there has been no change in the relationship of any Acquired Company or Operating Company or affecting any of the Subject Assets, with any customers, licensors, suppliers, distributors or sales representatives, except for changes that do not have a Material Adverse Effect; and

                  (viii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

         (g) Legal Compliance. Each Acquired Company and, to the Partnership's Knowledge, each Operating Company has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Partnership makes no representations or warranties in this Section 4(g) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Partnership are set forth in Sections 4(h) and 4(k), respectively.

         (h) Tax Matters. Except as set forth in Schedule 4(h) or as would not have a Material Adverse Effect:

                  (i) The Acquired Companies have filed all Tax Returns that they were required to file, and such Tax Returns are accurate in all respects. All Taxes shown as due from each Acquired Company on any such Tax Returns have been paid.

                  (ii) There is no dispute or claim concerning any Tax liability of any Acquired Company claimed or raised by any authority in writing.

                  (iii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to any Acquired Company and for which the Buyer may be responsible.

                  (iv) The Acquired Companies have not, at anytime prior to the Closing Date, filed an election under Treasury Regulations ss. 301.7701-3 to be classified as a corporation for federal income Tax purposes.

                  (v) To the Partnership's Knowledge, each Operating Company has filed or will file an election pursuant to Section 754 of the Code.

                  (vi) Each Acquired Company and, to the Partnership's Knowledge, each Operating Company, since its inception has been and is treated and classified as a partnership for federal income tax purposes under Treasury Regulations ss.ss.

         301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment.

         (i) Contracts and Commitments. Schedule 4(i) includes a list of all material contracts and commitments (including, without limitation, any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, of $200,000 or more or which may not be terminated without payment or penalty, or restricting the ability of any Acquired Company or, to the Partnership's Knowledge, any Operating Company to engage in any line of business in any geographic area, or containing any indemnity obligation, or relating to indebtedness or guarantee obligations) to which any Acquired Company or, to the Partnership's Knowledge, any Operating Company is a party, and each such contract (including, to the Partnership's Knowledge, those to which any Operating Company is a party) is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and except for contracts related to the Partnership Loan Documents. Each Acquired Company and, to the Partnership's Knowledge, each Operating Company has performed all material obligations required to be performed by it to date under the contracts, and is not in default under any material obligation of any such contracts, except when such default would not have a Material Adverse Affect. To the Partnership's Knowledge, no other party to any such contract is in default thereunder.

         (j) Litigation. Schedule 4(j) sets forth each instance in which any Acquired Company or any Subject Asset of any Acquired Company or, to the Partnership's Knowledge, any Operating Company or any Subject Asset of any Operating Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Partnership's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

         (k) Environmental Matters. Except as set forth in Schedule 4(k):

                  (i) Each Acquired Company and, to the Partnership's Knowledge, each Operating Company is in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.
         section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C.
         section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not, and will not, have a Material Adverse Effect. A complete list of all environmental audits covering any of the Subject

         Assets of any Acquired Company and, to the Partnership's Knowledge, the Subject Assets of any Operating Company is attached hereto as
         Schedule 4(k)(i).

                  (ii) Each Acquired Company and, to the Partnership's Knowledge, each Operating Company has obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating its assets and business as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not, and will not, have a Material Adverse Effect.

                  (iii) Except as do not, and will not, have a Material Adverse Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against any Acquired Company or, to the Partnership's Knowledge, any Operating Company, and
         (y) no Acquired Company or Subject Asset of any Acquired Company or, to the Partnership's Knowledge, no Operating Company or Subject Asset of any Operating Company, is subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws and there is no basis for such claims, demands, actions, proceedings or lawsuits.

                  (iv) None of the real property presently or formerly owned or operated by any Acquired Company or, to the Partnership's Knowledge, any Operating Company is listed on the National Priorities List or any similar state list of sites requiring remedial action.

                  (v) The Partnership has not received any written notice that any Acquired Company or Operating Company is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                  (vi) No Acquired Company or, to the Partnership's Knowledge, no Operating Company is subject to any liability, contingent or otherwise, arising from the release or threatened release of any Hazardous Substances, except for such liabilities that individually or in the aggregate do not, and will not, have a Material Adverse Effect.

         The Partnership makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(k).

         (l) Permits. Except as set forth in Schedule 4(l), each Acquired Company and, to the Partnership's Knowledge, each Operating Company owns or holds all franchises, licenses, permits, consents, approvals, and authorizations of all Governmental Authorities necessary for the conduct of its business (collectively, the "Permits"), except for Permits whose absence would not have a Material Adverse Effect. Each Permit is in full force and effect (including, to the Partnership's Knowledge, each Permit of any Operating Company), and each Acquired Company and, to the Partnership's Knowledge, each Operating Company is in compliance with all of its obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not have a Material Adverse Effect, and to the Partnership's Knowledge, no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as would not have a Material Adverse Effect.

         (m) Employee Matters. No Acquired Company or, to the Partnership's Knowledge, Operating Company, has any employees.

         (n) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Buyer acknowledges that (a) it has had and pursuant to this Agreement will have before Closing access to the Partnership, each Acquired Company and the Subject Assets, and the officers and employees of the Partnership and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement. Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Sellers have not made, and THE SELLERS MAKE NO AND DISCLAIM ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES,
(ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, (iv) ITS CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY SUBJECT ASSET IS YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         (o) Operator. Schedule 4(o) lists the Operators of each Operating Company.

         (p) Acquired Company Operations. Except for the membership interests in each of Neptune, Ocean Breeze and Nemo, and the rights, title and interest in, and Obligations under the Organization Documents of, Neptune, Ocean Breeze and Nemo, each of the Acquired Companies have and, since the date of their respective formations, has had no other assets or operations.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

         (a) General. Each Party will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

         (b) Notices and Consents. The Partnership will give any notices to third parties, and will use its commercially reasonable efforts to obtain the third party consents, listed on Schedule 5(b). Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), 3(b)(iii) and 4(b) so as to permit the Closing to occur not later than 5:00 p.m. (Houston time) on March 16, 2001. Without limiting the generality of the foregoing, the Buyer and the Sellers agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 5:00 p.m. (Houston time) on March 16, 2001; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

         (c) Operation of Business. To the extent the Partnership has the Legal Right, the Partnership will not, without the consent of the Buyer, except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit any Acquired Company or Operating Company (as applicable) to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, to the extent the Partnership has the Legal Right, the Partnership will not, without the consent of the Buyer, except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or permit any Acquired Company or Operating Company (as applicable) to do any of the following:

                  (i) amend or otherwise change any Acquired Company's Organizational Documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any Acquired Company, or any Commitments with respect to any Equity Interest of any Acquired Company;

                  (iii) cause or allow any of the Subject Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Sections 3(a)(v), 4(a)(ii) and 4(d) and, with respect to each Operating Company, Encumbrances of which the Partnership has no Knowledge;

                  (iv) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of assets in the Ordinary Course of Business; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person except for the Partnership Loan Documents, or make any loans or advances except for intercompany borrowing in the Ordinary Course of Business; (C) sell, lease or otherwise dispose of any property or assets, other than (x) sales of goods or services in the Ordinary Course of Business and (y) those properties and assets which constitute Acquired Company Excluded Assets; or (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this paragraph (iv); provided that notwithstanding any provision of this Agreement, (x) each Acquired Company and Operating Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business) and (y) each Operating Company may make or incur capital expenditures in accordance with the terms of its Organizational Documents;

                  (v) change any Acquired Company's accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by such company's Equity Interest holders, consistent with such company's Organizational Documents;

                  (vi) amend in any material respect any contract or agreement material to any Acquired Company or Operating Company, taken as a whole, or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement terminates or is terminable pursuant to its terms in the Ordinary Course of Business;

                  (vii) except as required by Law, make, change or revoke any Tax election relevant to any Acquired Company or Operating Company; or

                  (viii) initiate or settle any litigation, complaint, rate filing or administration proceeding.

         The Buyer agrees that with respect to its consent of any of the matters described in subsections (iii), (iv)(C), (iv)(D), (vi) and (viii) above, such consent shall not be unreasonably withheld or delayed.

         (d) Full Access. To the extent it has the Legal Right, the Partnership will permit and will cause each Acquired Company and each Operating Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each Acquired Company and each Operating Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Subject Assets and each Acquired Company and Operating Company. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. All "due diligence" activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Partnership, the General Partner and their Affiliates from and against all personal injury or property damages incurred as a result of the Buyer's negligence in connection with such activities.

         (e) Intercompany Transactions. Immediately before the Closing, all outstanding receivables and payables between the Sellers and their Subsidiaries, on the one hand, and any Acquired Company, on the other hand, shall be satisfied and discharged, without any post-Closing liability or expense to any Acquired Company, except to the extent such receivables and payables relate to or arise under any agreement listed on Schedule 5(e) between the Sellers or any of their Subsidiaries and any Acquired Company which will not be terminated prior to, or at, the Closing. Except for those listed on
Schedule 5(e), all other intercompany transactions or arrangements between any Acquired Company, on the one hand, and the Sellers or any of their Subsidiaries, on the other hand, shall be terminated as of the Closing, in such manner as the Sellers shall specify, without imposing liabilities upon the Buyer, and none of the parties shall have any further liability or obligation in respect of any such transaction or arrangement.

         (f) Partnership Loan Document Obligations and Liens. Prior to the Closing, the Partnership shall obtain (i) a release of all obligations of each Acquired Company under the Partnership Loan Documents and (ii) a release of all liens and other Encumbrances created under the Partnership Loan Documents on any portion of the Acquired Interest and the Subject Assets, without any post-Closing liability or expense to any Acquired Company or the Buyer.

         6. Post-Closing Covenants. The Parties agree as follows:

         (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any Acquired Company or the Subject Assets, the other Parties shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

         (c) Surety Bonds; Guarantees. The Buyer agrees to replace each of the surety bonds and guarantees that are listed on Schedule 6(c), each of which has been issued by the Partnership or one or more of its Affiliates with respect to any Acquired Company, any Operating Company or the Subject Assets. The Buyer and the Partnership shall cooperate to effect all such replacements and the Buyer shall indemnify and hold the Partnership and its applicable Affiliates harmless from and against any Adverse Consequences arising from the failure of the Buyer to be so replaced. The Buyer shall use commercially reasonable efforts to obtain a release of the Sellers and any of their Affiliates from any surety or guaranty obligations with respect to each Acquired Company, Operating Company or the Subject Assets that arise from any of the surety bonds or guarantees listed on Schedule 6(c).

         (d) Delivery and Retention of Records. On or before the Closing Date, the Partnership will deliver or cause to be delivered to the Buyer, at the Buyer's request, copies of Tax Records, which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to each Acquired Company and the Subject Assets (other than Tax Records) that are in the possession or control of the Partnership, the General Partner or any Acquired Company (the "Records"). The Buyer agrees to (i) hold the Records and not to destroy or dispose of any portion thereof for a period of time as may be required by Law, and (ii) at any time, upon reasonable request, provide the Partnership with copies of, or full access to, any of the Records, and access to the Buyer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Partnership (other than for reasonable out-of-pocket expenses); provided, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work-product or like privilege; provided further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. The Buyer shall have the same rights, and the Partnership shall have the same obligations, as are set forth in this Section with respect to any copies of the Records retained by the Partnership, provided, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

         (e) Removal of Decals, Logos and Signs. Within 90 days after the Closing, the Buyer shall remove from each marker along the route of the pipelines constituting a portion of the Subject Assets any decal, logo or sign indicating that such pipeline is owned or operated by (a) the Partnership, (b) El Paso Energy Corporation, or (c) any Affiliate of the Persons listed in (a) and (b) (including signs displaying the emergency contact telephone number of any such Person). As promptly as practical after the Closing, the Buyer shall post the Buyer's emergency contact telephone numbers in place of any of the emergency contact telephone numbers of the Persons listed in (a) through (c) above.

         (f) Governmental Approvals. If the FTC before its order becomes final notifies the Sellers (x) that the Buyer is not an acceptable purchaser of any part, or all, of the Acquired Interest or (y) that the manner in which (i) the sale of the Acquired Interest or (ii) the transactions contemplated hereby were accomplished, is not acceptable to the FTC, then any Party shall have the unilateral right to immediately rescind the sale of the Acquired Interest and other transactions contemplated hereby and terminate this Agreement. In the event any such rescission is required, the Buyer agrees to cooperate fully with the Sellers in order to promptly effect such rescission.

         7. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Partnership contained in Section 3(a) and Section 4 shall be true and correct in all material respects when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

                  (ii) the Seller shall have obtained all consents and approvals listed on Schedule 5(b);

                  (iii) the Partnership and the General Partner shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (v) the Partnership shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in subsections 7(a)(i)-(iv) is satisfied in all respects; and

                  (vi) all of the transactions contemplated under the Stingray/West Cameron Purchase Agreement shall close simultaneously with, or prior to, the Closing.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties of the Buyer contained in Section 3(b) shall be true and correct in all material respects when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) the Buyer shall have delivered to the Partnership a certificate to the effect that each of the conditions specified in subsections 7(b)(i)-(iii) is satisfied in all respects;

                  (v) all of the transactions contemplated under the Stingray/West Cameron Purchase Agreement shall close simultaneously with, or prior to, the Closing;

                  (vi) the FTC shall have accepted the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule 2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended, and such consent agreement shall contain a consent order requiring the disposition of all, or any portion of, the Acquired Interest;

                  (vii) the Rights of First Refusal shall have expired or been exercised or waived; and

                  (viii) the merger of El Paso Energy Corporation and The Coastal Corporation shall have closed.

         The Sellers may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

         8. Remedies for Breaches of this Agreement.

         (a) Survival of Representations, Warranties and Certain Covenants. (i) All of the representations and warranties of the Partnership contained in Sections 3 and 4 and the certificates delivered at closing pursuant to Section 7(a)(v) (other than Sections 3(a)(v), 4(a)(ii), 4(h), 4(k) and 4(p)) shall survive the Closing hereunder for a period of 18 months after the Closing Date;
(ii) the representations and warranties in Section 4(h) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim; (iii) the representations and warranties in Sections 3(a)(v), 4(a)(ii) and 4(p) shall survive the Closing forever; and (iv) the representations and warranties in
Section 4(k) shall survive the Closing for a period of 24 months after the Closing Date. The representations and warranties of the Buyer contained in
Section 3 shall survive the Closing for a period of 18 months after the Closing Date. The covenants contained in Section 6 of this Agreement and all other covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

         (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) In the event: (x) the Partnership or the General Partner breaches any of its representations, warranties, or covenants contained herein (other than the covenants in Sections 2 and 6 and any other covenants to be performed after the Closing, and the representations and warranties in Sections 3(a), 4(a)(ii), 4(k) and 4(p)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(g) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against any Adverse Consequences by reason of all Adverse

         Events to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees; provided, that the Partnership shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Events (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events and all Adverse Environmental Events in excess of the Deductible Amount (after which point the Partnership will be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 20% of the Aggregate Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                  (ii) In the event: (x) the Partnership or the General Partner breaches any of its covenants in Sections 2 or 6 or any other covenants to be performed after the Closing, or any of its representations and warranties in Sections 3(a), 4(a)(ii) or 4(p); (y) there is an applicable survival period pursuant to Section 8(a) (which, as to the covenants in Sections 2 and 6 and any other covenants to be performed after the Closing, or as to any of the representations and warranties in Sections 3(a)(v), 4(a)(ii) and 4(p) shall be forever); and (z) the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(g) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by the Buyer Indemnitees.

                  (iii) In the event: (x) the Partnership breaches any of its representations and warranties in Section 4(k); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer makes a written claim for indemnification against the Partnership pursuant to Section 11(g) within such survival period, then the Partnership agrees to indemnify the Buyer Indemnitees from and against 50% of the first $1,000,000 of any Adverse Consequences by reason of all Adverse Environmental Events to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees, in the aggregate; and thereafter, 100% of any Adverse Consequences by reason of all Adverse Environmental Events to the extent they are caused proximately by the breach and suffered by such Buyer Indemnitees, in the aggregate; provided, that the Partnership shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Environmental Events to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events and all Adverse Environmental Events exceeds an aggregate ceiling amount equal to 20% of the Aggregate Purchase Price (after which point the Partnership will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

                  (iv) The Partnership will indemnify and hold harmless the Buyer Indemnitees (including each Acquired Company) against joint and several liability with the Partnership arising by reason of any Acquired Company having been a member of a "controlled group of partnerships," under "common control" or a member of an "affiliated service group" with the Partnership within the meaning of Sections 414(c) or (m) of the Code, or having been required to be aggregated with the Partnership under Section 414(o) of the Code, or having been under "common control" with the Partnership, within the meaning of
         Section 4001(a)(14) of ERISA.

                  (v) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive damages proximately caused by a material breach by the Partnership of any representation, warranty or covenant contained in this Agreement, then such punitive damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (vi) Except for the rights of indemnification provided in this Section 8, the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Sellers arising from any breach by the Partnership of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (c) Indemnification Provisions for Benefit of the Sellers.

                  (i) In the event: (x) the Buyer breaches any of its representations, warranties and covenants contained herein; (y) there is an applicable survival period pursuant to Section 8(a); and (z) any Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(g) within such survival period, then the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by such Seller Indemnitees.

                  (ii) Except for those liabilities for which the Partnership has agreed to indemnify the Buyer Indemnitees pursuant to Section 8(b), the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to the Subject Assets, the Acquired Interest, any Acquired Company, or the ownership and operation of any Acquired Company and Operating Company, whether arising before or after the Closing Date.

                  (iii) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive damages proximately caused by a material breach by the Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                  (iv) Except for the rights of indemnification provided in this Sections 8 and 9(f), the Sellers hereby waive any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (although the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have under this
         Section 8(d) except to the extent that such failure prejudices the Indemnifying Party).

                  (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party and provides a clear and unconditional release of the Indemnified Party.

                  (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld or delayed unreasonably.

         (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received from any non-Affiliated third party insurance company (not to include captive Subsidiary insurance carriers), realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), and any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9(f) hereof, shall be treated as purchase price adjustments for Tax purposes.

         9. Tax Matters.

         (a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns of the Acquired Companies. The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

         (b) Pre-Closing Tax Returns. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns for the Acquired Companies. The Sellers shall pay (or shall cause to be paid) any Taxes due with respect to such Tax Returns.

         (c) Straddle Periods. The Buyer shall be responsible for Taxes of the Acquired Companies related to the portion of any Straddle Period commencing after the Closing Date. The Sellers shall be responsible for Taxes of the Acquired Companies relating to the portion of any Straddle Period commencing before and ending on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Sellers or the Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date,
(ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Companies for each partial period as determined from their books and records.

         (d) Straddle Returns. With respect to any Straddle Return, the Sellers shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Buyer a Straddle Return, together with a statement setting forth the amount of Tax that the Sellers owe, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Buyer shall review such Straddle Returns and the allocation of taxable income and liability for Taxes and shall have the right to make any reasonable changes to such Straddle Returns. The Buyer shall notify the Sellers of any changes to the Straddle Return no later than 15 days prior to the date for the filing of such Straddle Returns.

The Sellers and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five days before the due date for the payment of Taxes with respect to such Straddle Returns, the Sellers shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Sellers as being owed by the Sellers. If the Buyer and the Sellers cannot agree on the amount of Taxes owed by the Sellers with respect to a Straddle Return, the Sellers shall pay to the Buyer the amount of Taxes reasonably determined by the Sellers to be owed by the Sellers. Within 10 days after such payment, the Sellers and the Buyer shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Buyer and the Sellers to arbitrate the dispute. The Sellers and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Sellers with respect to a Straddle Return shall be binding on both the Sellers and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Parties any amount which is determined by such accounting firm to be owed. The Sellers shall be entitled to reduce their obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

         (e) Claims for Refund. The Buyer shall not, and shall cause the Acquired Companies and any of their Affiliates not, to file any claim for refund of taxes with respect to the Acquired Companies for whole or partial taxable periods on or before the Closing Date.

         (f) Indemnification. The Buyer agrees to indemnify the Sellers against all Taxes of or with respect to the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period ending after the Closing Date. The Sellers agree to indemnify the Buyer against all Taxes of or with respect to the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period ending on or before the Closing Date.

         (g) Cooperation on Tax Matters.

                  (i) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers shall (A) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or any Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Parties so requests, the Buyer or any Seller, as the case may be, shall allow the other Parties to take possession of such books and records.

                  (ii) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Buyer and the Sellers agree, upon request, to provide the other Parties with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (h) Certain Taxes. The Sellers will file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

         (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

         (j) Audits. The Sellers and the Buyer shall provide prompt written notice to the others of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Companies for whole or partial periods for which it is indemnified by the other Parties hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

         (k) Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Sellers and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to any Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Parties shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

         (l) Powers of Attorney. The Buyer, the Acquired Companies and their Affiliates shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) hereof (including any refund claims which turn into audits or disputes).

         (m) Remittance of Refunds. If the Buyer or any Affiliate of the Buyer (including the Acquired Companies) receives a refund of any Taxes that either Seller is responsible for hereunder, or if either Seller or any Affiliate of either Seller (other than the Acquired Companies) receives a refund of any Taxes that the Buyer is responsible for hereunder, the Party receiving such refund shall, within thirty days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. For the purpose of this
Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

         (n) Purchase Price Allocation. The Sellers and the Buyer agree that the Purchase Price (as adjusted by the Net Increase Amount or the Net Decrease Amount, as applicable) and the liabilities of the Acquired Companies (plus other relevant items) will first be allocated between the Acquired Interests and thereafter will be allocated to the Operating Companies for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Sellers within ninety (90) days after the Closing Date. The Buyer, the Acquired Companies, the Sellers and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

         (o) Closing Tax Certificate. At the Closing, each of the Sellers shall deliver to the Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.

         10. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                  (i) the Buyer, the Partnership and the General Partner may terminate this Agreement by mutual written consent at any time before the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Partnership at any time before Closing (A) in the event the Partnership or the General Partner has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Partnership of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyer's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 5:00 p.m. (Houston time) on March 16, 2001 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if any of the consents and approvals referred to in Schedule 5(b) are denied;

                  (iii) the Partnership may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Partnership has notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Seller's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 5:00 p.m. (Houston time) on March 16, 2001 (unless the failure results primarily from the Partnership or the General Partner itself breaching any representation, warranty or covenant contained in this Agreement);
         (C) if the Partnership believes in its reasonable good faith judgment that the transactions contemplated hereby will not receive all required approvals of the FTC; (D) if the Partnership believes in its reasonable good faith judgment that the FTC will not accept the proposed consent agreement for public comment, in connection with the Merger Agreement, pursuant to Rule 2.34 of the FTC Rules of Practice, 16 C.F.R. 2.34, as amended; (E) if all Rights of First Refusal are exercised; (F) in the event the FTC fails to accept a consent agreement containing a consent order requiring the disposition by the Sellers of at least some portion of the Acquired Interest; or (G) if either the Stingray/West Cameron Purchase Agreement or the Manta Ray Agreement has terminated for any reason; and

                  (iv) the Buyer, the Partnership or the General Partner may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder with respect to any Acquired Interest not theretofore sold to the Buyer hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

         11. Miscellaneous.

         (a) Insurance. The Buyer acknowledges and agrees that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of any Acquired Company or Operating Company and any of the Subject Assets by the Partnership or El Paso Energy Corporation or their Affiliates (but no such termination shall adversely affect any claims of any Acquired Company or Operating Company existing at the Closing), and, as a result, the Buyer shall be obligated to obtain as of the Closing Date at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by any Acquired Company or covering any of the Subject Assets. The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of each Acquired Company and Operating Company or any of the Subject Assets following the Closing. Notwithstanding Section 2(g)(ii), if any claims are made or losses occur as a result of actions or events occurring prior to the Closing Date that relate solely to the business activities of any Acquired Company or Operating Company and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Partnership or its Affiliates pursuant to Section 2(g)(ii) or under policies otherwise retained by the Partnership or its Affiliates after the Closing, then the Partnership shall use its reasonable commercial efforts so that each Acquired Company or Operating Company can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Partnership to maintain or to refrain from asserting claims against or exhausting any retained policies; provided further, that, to the extent any Acquired Company or Operating Company files, notices, or otherwise continues to pursue any claims under policies retained by the Partnership or its Affiliates after the Closing as described above, the Buyer agrees that none of the Partnership or its Affiliates shall be responsible or liable for any deductible amount or other payment associated with such claims and that, if any such amounts are paid by the Partnership or its Affiliates, the Buyer shall be liable to the Partnership and its Affiliates for all such amounts, including, but not limited to, from self-insurance retention or a Subsidiary insurance carrier of the Partnership or any of its Affiliates. The Partnership acknowledges that the Buyer shall have full rights to any insurance proceeds received after the Closing Date from any insurance policy in which any Acquired Company or Operating Company is listed as a named insured for claims that are made or losses that occur whether or not reported prior to the Closing Date and provided that such claims or losses are applicable to the Acquired Companies or Operating Companies, respectively.

         (b) Press Releases and Public Announcements. Until the earlier to occur of (i) January 1, 2001 and (ii) the date of consummation of the merger of El Paso Energy Corporation and The Coastal Corporation, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided however, that no Party shall unreasonably withhold or delay its approval to any Party's request to make a public disclosure that such requesting Party believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities; and provided further however, that the Parties agree that, notwithstanding the provisions of the Confidentiality Agreement, Enterprise shall be permitted to confidentially disclose to Standard & Poor's, Moody's or any other rating agency, the potential acquisition that is the subject of this Agreement, but only if the confidential nature of such information is disclosed to such rating agency. After the earlier to occur of (i) the date of consummation of the merger of El Paso Energy Corporation and The Coastal Corporation and (ii) January 1, 2001, notwithstanding the terms of the Confidentiality Agreement, any Party may make any public disclosure it, in its sole discretion, wishes relating to the potential acquisition that is the subject of this Agreement (in which case the disclosing Party will advise the other Parties before making the disclosure). Notwithstanding anything to the contrary contained in this Section 11(c), the Buyer understands and accepts that the Partnership is obligated to present to the other members of Neptune, Ocean Breeze and Nemo this Agreement in its entirety so that the other members may decide whether to exercise their Rights of First Refusal.

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Either of the Sellers or the Buyer may assign either this Agreement or any of its respective rights, interests or obligations hereunder to an Affiliate without the prior written approval of the other Parties; provided, that no such assignment will relieve either of the Sellers or the Buyer from any of its respective obligations or liability hereunder. Except as provided in the foregoing sentence, neither of the Sellers nor the Buyer may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Sellers.

         (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

   If to the Buyer by Mail:                Enterprise Products Operating L.P.
   -----------------------                 P.O. Box 4324
                                           Houston, Texas 77210-4324
                                           Attn: President
                                           Phone: (713) 880-6500
                                           Fax: (713) 880-6570

   If to the Buyer by hand-delivery:       Enterprise Products Operating L.P.
   --------------------------------        2727 North Loop West, Suite 700
                                           Houston, Texas 77008
                                           Attn: President
                                           Phone: (713) 880-6500
                                           Fax: (713) 880-6570

   If to the Partnership:                  El Paso Energy Partners, L.P.
   ---------------------                   El Paso Energy Building
                                           Attn:  President
                                           1001 Louisiana
                                           Houston, Texas 77002
                                           (713)420-2131

   If to the General Partner:              El Paso Energy Partners Company
   -------------------------               El Paso Energy Building
                                           Attn:  President
                                           1001 Louisiana
                                           Houston, Texas 77002
                                                 (713)420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Partnership and the General Partner. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Transaction Expenses. Each of the Buyer, the Partnership and the General Partner will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

         (o) FTC Authorization. The Parties acknowledge that unless the FTC approves all of the transactions under the terms contemplated in this Agreement, the Parties will either (i) mutually agree to modify the terms of this Agreement pursuant to requests made by the FTC or (ii) terminate this Agreement in accordance with Section 10(a)(i).


                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   ENTERPRISE PRODUCTS OPERATING L.P.

                                   BY:      ENTERPRISE PRODUCTS GP, LLC,
                                            its General Partner



                                   By:
                                            -----------------------------------
                                   Name:
                                            -----------------------------------
                                   Title:
                                            -----------------------------------



                                   EL PASO ENERGY PARTNERS, L.P.



                                   By:
                                            -----------------------------------
                                   Name:
                                            -----------------------------------
                                   Title:
                                            -----------------------------------



                                   EL PASO ENERGY PARTNERS COMPANY



                                   By:
                                            -----------------------------------
                                   Name:
                                            -----------------------------------
                                   Title:
                                            -----------------------------------


                [Signature Page of Purchase and Sale Agreement]